Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-279966) and related Prospectus of Renalytix plc for the registration of up to 26,815,841 ordinary shares of Renalytix plc and to the incorporation by reference therein of our report dated September 28, 2023 with respect to the consolidated financial statements of Renalytix plc included in its Annual Report (Form 10-K) for the year ended June 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

June 25, 2024